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                                                               EXHIBIT 99.1


FOR IMMEDIATE RELEASE
---------------------

    GRAND UNION SELLS ADDITIONAL $20 MILLION OF PREFERRED STOCK;
 R.E. STANGELAND, BOARD CHAIRMAN, TO PURCHASE $3 MILLION IN STOCK

    WAYNE, NJ, FEB. 25, 1997 -- The Grand Union Company today concluded the sale of an additional $20 million of 8.5% Class A convertible preferred stock to an investment group.

    The investment group, which includes affiliates of Shamrock Capital Advisors, Inc., and GE Investments, Inc., has now purchased a total of $60 million in preferred stock under an ageeement to purchase a total of $100 million in preferred stock in stages. Subsequent $20 million purchases are scheduled for August 25, 1997, and February 25, 1998, and may be accelerated at the election of the investors.

    The Company also announced that it had reached a preliminary agreement with the investment group and Roger E. Stangeland, Chairman of the Board, on principal terms under which Mr. Stangeland would personally purchase an additional 60,000 shares of the same preferred stock for an aggregate purchase price of $3 million. The conversion price of the preferred stock is $7.25 per share. The Stangeland investment is contingent on obtaining various consents and approvals, including approval by the Grand Union Board of Directors. The Company expects to complete the transaction by March 10, 1997.

    "Since becoming Chairman of the Board in June, 1995," Mr. Stangeland said, "I have committed substantial time and energy to working with Joe McCaig, the Company's President and Chief Executive Officer, and the rest of the management team in developing and executing an Overall Strategic Plan for Grand Union. I am now reinforcing my commitment and belief in Grand Union and that plan with a significant cash investment from my own personal resources."

    Grand Union currently operates 226 retail food stores in six Northeastern states. Its common stock is traded on the NASDAQ National Market under the ticker symbol GUCO.



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